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                                                                    EXHIBIT 12.1

                       ALBERTSON'S, INC. AND SUBSIDIARIES

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                      52 WEEKS   52 WEEKS   53 WEEKS   52 WEEKS   52 WEEKS
                                                       ENDED      ENDED      ENDED      ENDED      ENDED
                                                      JAN. 30,   JAN. 28,    FEB. 3,    FEB. 2,   FEB. 1,
                                                        1992       1993       1994       1995      1996
                                                      ----------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)

Earnings from operations:
    Earnings before income taxes and
      cumulative effects of accounting
      changes                                         $406,394   $443,721   $552,215   $678,652   $758,501
    Add:
      Portion of rents representative of
      interest                                          41,097     45,891     46,774     47,753     49,832
      Interest expense, including
        amortization of debt discount                   18,175     34,390     41,257     53,260     47,916
      Amortization of previously capitalized
        interest                                         1,356      1,556      1,750      1,964      2,172

                                                      ----------------------------------------------------
       Earnings, as adjusted                          $467,022   $525,558   $641,996   $781,629   $858,421
                                                      ====================================================

Fixed charges:
    Interest expense                                  $ 18,175   $ 34,390   $ 41,257   $ 53,260   $ 47,916
    Capitalized interest                                 5,013      4,617      4,219      3,974      7,428
    Portion of rents representative of interest         41,097     45,891     46,774     47,753     49,832
                                                      ----------------------------------------------------
       Total fixed charges                            $ 64,285   $ 84,898   $ 92,250   $104,987   $105,176
                                                      ====================================================

Ratio of earnings to fixed charges                        7.26       6.19       6.96       7.45       8.16
                                                      ====================================================
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NOTE:   For the purpose of calculating the ratio of earnings to fixed charges,
        (a) earnings have been calculated by adding fixed charges (excluding capitalized interest) to earnings from operations before taxes and cumulative effects of accounting changes, and (b) fixed charges consist of gross interest costs, whether expensed or capitalized, amortization of debt discount and expense and that portion of rental expense that represents interest.